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[LETTERHEAD]



June 27, 1996

Mr. Dale E. Larsson
Chief Financial Officer
Dreams, Inc.
P.O. Box 220
Orem, UT 84059

Dear Mr. Larsson:

You have furnished us with a copy on your "Notification of Late Filing" on Form 12b-25 dated June 27, 1996.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the financial statements of Dreams, Inc. (formerly StratAmerica Corporation) on or before the Form 10-KSB of Dreams, Inc. for the year ended March 31, 1996 is required to be filed.

Yours very truly,

/s/ Price Waterhouse LLP